Exhibit 99.1

	CONTACT:	Scott B. Flaherty
NEWS RELEASE		Executive Vice President & Chief Financial Officer
561.413.0112

 Willis Lease Finance Corporation Reports Record 2025 Financial Results

Delivers Record Pre-Tax Income of $160.6 Million and Record Revenue of $730.2 Million

COCONUT CREEK, FL — March 10, 2026 — Willis Lease Finance Corporation (NASDAQ: WLFC) (“WLFC” or the “Company”), the leading lessor of commercial aircraft engines and global provider of aviation services, today announced its financial results for the year ended December 31, 2025.

2025 Highlights (All metrics compared to 2024, except if noted)

•Record high annual total revenue of $730.2 million, an increase of 28.3%
•Record high pre-tax income of $160.6 million, an increase of 5.2%
•Record high lease rent revenue of $291.6 million, an increase of 22.4%
•Record high maintenance reserve revenue of $232.0 million, an increase of 8.4%
•Record high spare parts and equipment sales of $95.5 million, an increase of 252.3%
•Record high gain on sale of leased equipment of $54.0 million, an increase of 19.9%
•Record high net income attributable to common shareholders of $108.1 million, an increase of 3.5%
•Adjusted EBITDA of $459.1 million, an increase of 16.6%
•Average portfolio utilization increased to 84.9% for 2025, compared to 82.9%

Total revenue was $730.2 million for 2025, up 28.3% as compared to $569.2 million for 2024. For 2025, core lease rent and maintenance reserve revenues were $523.6 million in the aggregate, up 15.8% as compared to $452.1 million for 2024. The growth was predominantly driven by core lease and maintenance revenues associated with the continued strength of the aviation marketplace, as airlines leverage the Company’s extensive portfolio of in-demand engines as well as our parts and maintenance capabilities to avoid protracted, expensive engine shop visits.

“Our 2025 results were strong,” said Austin C. Willis, Chief Executive Officer of WLFC. “Equally important however were the strategic initiatives and capital markets activities that we put in place to foster long term growth.”

2025 Operating Results

Lease rent revenue increased by $53.4 million, or 22.4%, to $291.6 million in 2025 from $238.2 million in 2024. The increase is primarily due to an increase in the average size of the portfolio as compared to that of the prior period as well as an increase in average utilization (based on net book value of equipment held for operating lease, maintenance rights, and notes receivable and investments in sales-type leases net of allowances) of equipment held in our operating lease portfolio.

Maintenance reserve revenue increased by $18.1 million, or 8.4%, to $232.0 million for 2025 from $213.9 million for 2024. During 2025, the Company recognized $44.5 million of long-term maintenance revenue compared to $39.4 million for 2024. Long-term maintenance revenue is influenced by end of lease compensation and the realization of long-term maintenance reserves associated with engines coming off lease. Engines on lease with “non-reimbursable” usage fees generated $187.5 million of short-term maintenance revenues for 2025 compared to $174.5 million for 2024, an increase of $13.0 million, or 7.4%. The increase in short-term maintenance reserve revenue was influenced by an increase in the number of engines on short-term lease conditions, the timing of recognition of in-substance fixed payments, and the systematic, contractual increase in the hourly and cyclical usage rates on our engines.

Spare parts and equipment sales for 2025 increased by $68.4 million, or 252.3%, to $95.5 million compared to $27.1 million for 2024. Spare part sales were $37.7 million and $26.1 million for 2025 and 2024, respectively, an increase of $11.6 million or 44.4%. The increase in spare parts sales reflects the demand for surplus material as operators seek to extend the lives of their current generation engine portfolios. Equipment sales for 2025 were $57.8 million related to the sale of four engines. Equipment sales for 2024 were $1.0 million related to the sale of one engine.

Gain on sale of leased equipment was $54.0 million in 2025, reflecting the sale of 38 engines, five airframes, and other parts and other parts and equipment from the lease portfolio. Gain on sale of leased equipment was $45.1 million in 2024, reflecting the sale of 35 engines, eight airframes, and other parts and equipment from the lease portfolio.

The book value of lease assets owned either directly or through WLFC’s joint ventures, inclusive of the Company’s equipment held for operating lease, maintenance rights, notes receivable, and investments in sales-type leases was $3,614.5 million as of December 31, 2025.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA

We analyze our financial data to evaluate the health of our business and assess our performance. As appropriate, in addition to income or loss from operations under GAAP, we use Adjusted EBITDA, a non-GAAP financial measure, to evaluate our business. We believe that this non-GAAP financial measure provides meaningful supplemental information regarding our performance as it excludes certain items that may not be indicative of our recurring operating results. We also believe that investors, in addition to management, benefit from referring to this non-GAAP financial measure in assessing our performance, when viewed together with our GAAP results. While items excluded from Adjusted EBITDA may be recurring in nature and should not be disregarded in evaluating performance, it can be useful to exclude such items as they can vary significantly between periods and or not be indicative of current or future operating results.

Because non-GAAP financial measures are not standardized, our calculation of Adjusted EBITDA may differ from similarly titled non-GAAP measures, if any, reported by other companies. This non-GAAP financial measure should not be considered in insolation from, or as a substitute for, financial information performed in accordance with GAAP.

We define Adjusted EBITDA as net income attributable to common shareholders, excluding (i) income tax expense, (ii) interest expense, (iii) preferred stock dividends/costs, (iv) loss on debt extinguishment, (v) depreciation and amortization expense, (vi) stock compensation expense, (vii) write-down of equipment, (viii) acquisition, financing and divestitures related expenses, and (ix) other items not indicative of our ongoing operating performance.

Adjusted EBITDA was approximately $459.1 million and $393.7 million for the years ended December 31, 2025 and 2024, respectively. See below for the reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure, net income attributable to common shareholders.

	Year Ended December 31,
	2025	2024
	(in thousands)
Net income attributable to common shareholders	$108,066	$104,378
Add: Income tax expense	46,849	44,033
Add: Interest expense	132,060	104,764
Add: Preferred stock dividends/costs	5,692	4,234
Add: Loss on debt extinguishment	3,081	—
Add: Depreciation and amortization expense	111,553	92,460
Add: Stock compensation expense (1)	44,566	29,247
Add: Write-down of equipment	32,947	11,228
Add: Acquisition, financing and divestitures related expenses	3,495	1,449
(Less) Add: Other (2)	(29,197)	1,881
Adjusted EBITDA	$459,112	$393,674
________________________________________________________

1.In 2025, upon the resignation of our former General Counsel, $5.3 million of stock compensation expense relates to the acceleration of vesting of shares.
2.In 2025, the Company recognized $43.0 million in relation to the gain on sale of the Bridgend Asset Management Limited business. In 2025 and 2024, the Company recognized $13.8 million and $1.9 million, respectively, in non-recurring project expenses associated with the sustainable aviation fuels project.

Balance Sheet

As of December 31, 2025, the Company’s lease portfolio was $2,988.9 million, consisting of $2,801.7 million of equipment held in our operating lease portfolio, $139.9 million of notes receivable, $30.6 million of maintenance rights, and $16.6 million of investments in sales-type leases, which represented 363 engines, 20 aircraft, one marine vessel and other leased parts and equipment. As of December 31, 2024, the Company’s lease portfolio was $2,872.3 million, consisting of $2,635.9 million of equipment held in our operating lease portfolio, $183.6 million of notes receivable, $31.1 million of maintenance rights, and $21.6 million of investments in sales-type leases, which represented 354 engines, 16 aircraft, one marine vessel and other leased parts and equipment.

Conference Call

WLFC plans to hold a conference call led by members of WLFC’s executive management team on Tuesday, March 10, 2026, at 10:00 a.m. Eastern Standard Time to discuss its fourth quarter and full year 2025 results.

To participate in the conference call, please use the following dial-in numbers:
US and Canada (800) 281-3044
International +1 (646) 307-1068
Conference ID 661343

The conference call may also be accessed by registering via the following link:
https://event.webcasts.com/starthere.jsp?ei=1752912&tp_key=936d4d322e

A digital replay will be available two hours after the completion of the conference call. To access the replay, please visit the Investor Relations sections of our website at https://www.wlfc.global/investor-center.

Willis Lease Finance Corporation

Willis Lease Finance Corporation (WLFC) leases large and regional spare commercial aircraft engines and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers worldwide. These leasing activities are integrated with engine and aircraft trading, engine lease pools and asset management services, as well as various end-of-life solutions for engines and aviation materials provided through Willis Aeronautical Services, Inc. Additionally, through Willis Engine Repair Center®, Jet Centre by Willis, and Willis Aviation Services Limited, the Company’s service offerings include Part 145 engine maintenance, aircraft line and base maintenance, aircraft disassembly, parking and storage, airport FBO, and ground and cargo handling services.

Unaudited Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended December 31,			Year Ended December 31,
	2025	2024	% Change	2025	2024	% Change
REVENUE
Lease rent revenue	$75,074	$64,584	16.2%	$291,633	$238,236	22.4%
Maintenance reserve revenue	50,324	57,381	(12.3)%	231,980	213,908	8.4%
Spare parts and equipment sales	41,495	6,762	513.6%	95,483	27,099	252.3%
Interest revenue	3,150	3,718	(15.3)%	14,093	11,683	20.6%
Gain on sale of leased equipment	5,872	11,915	(50.7)%	54,025	45,063	19.9%
Gain on sale of financial assets	—	—	nm	378	—	nm
Maintenance services revenue	8,239	6,202	32.8%	25,492	24,158	5.5%
Other revenue	9,464	2,235	323.4%	17,157	9,076	89.0%
Total revenue	193,618	152,797	26.7%	730,241	569,223	28.3%

EXPENSES
Depreciation and amortization expense	30,317	24,157	25.5%	111,553	92,460	20.7%
Cost of spare parts and equipment sales	42,162	5,849	620.8%	92,271	22,852	303.8%
Cost of maintenance services	8,833	6,823	29.5%	27,918	24,470	14.1%
Write-down of equipment	9,179	10,362	(11.4)%	32,947	11,228	193.4%
General and administrative	47,396	42,452	11.6%	194,735	146,757	32.7%
Technical expense	9,294	4,370	112.7%	31,384	22,294	40.8%
Net finance costs:
Interest expense	32,220	29,386	9.6%	132,060	104,764	26.1%
Loss on debt extinguishment	118	—	nm	3,081	—	nm
Total net finance costs	32,338	29,386	10.0%	135,141	104,764	29.0%
Total expenses	179,519	123,399	45.5%	625,949	424,825	47.3%

Income from operations	14,099	29,398	(52.0)%	104,292	144,398	(27.8)%
Gain on sale of business	—	—	nm	42,950	—	nm
Income from joint ventures	3,740	992	277.0%	13,365	8,247	62.1%
Income before income taxes	17,839	30,390	(41.3)%	160,607	152,645	5.2%
Income tax expense	5,651	9,329	(39.4)%	46,849	44,033	6.4%
Net income	12,188	21,061	(42.1)%	113,758	108,612	4.7%
Preferred stock dividends	1,368	1,368	—%	5,413	4,126	31.2%
Accretion of preferred stock issuance costs	70	69	1.4%	279	108	158.3%
Net income attributable to common shareholders	$10,750	$19,624	(45.2)%	$108,066	$104,378	3.5%

Basic weighted average income per common share	$1.58	$2.97		$16.00	$15.97
Diluted weighted average income per common share	$1.52	$2.81		$15.39	$15.34

Basic weighted average common shares outstanding	6,806	6,603		6,754	6,536
Diluted weighted average common shares outstanding	7,057	6,983		7,020	6,804

Unaudited Consolidated Balance Sheets
(In thousands, except per share data)

	December 31, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$16,441	$9,110
Restricted cash	530,500	123,392
Equipment held for operating lease, less accumulated depreciation	2,801,683	2,635,910
Maintenance rights	30,632	31,134
Equipment held for sale	20,509	12,269
Receivables, net	35,717	38,291
Spare parts inventory	56,577	72,150
Investments	104,250	62,670
Property, equipment & furnishings, less accumulated depreciation	73,835	48,061
Intangible assets, net	271	2,929
Notes receivable, net	139,945	183,629
Investments in sales-type leases, net	16,595	21,606
Other assets	109,360	56,045
Total assets	$3,936,315	$3,297,196

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$105,706	$75,983
Deferred income taxes	228,547	185,049
Debt obligations	2,700,338	2,264,552
Maintenance reserves	116,185	97,817
Security deposits	24,651	23,424
Unearned revenue	35,350	37,911
Total liabilities	3,210,777	2,684,736

Redeemable preferred stock ($0.01 par value)	63,401	63,122

Shareholders’ equity:
Common stock ($0.01 par value)	76	72
Paid-in capital in excess of par	72,663	50,928
Retained earnings	590,785	491,439
Accumulated other comprehensive (loss) income, net of tax	(1,387)	6,899
Total shareholders’ equity	662,137	549,338
Total liabilities, redeemable preferred stock and shareholders’ equity	$3,936,315	$3,297,196